UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

OAK VALLEY BANCORP

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	26-2326676
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

125 North Third Avenue

Oakdale, CA 95361

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange On Which Each Class is to be Registered
Common Stock without par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

The authorized capital stock of Oak Valley Bancorp consists of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of January 9, 2009, there are 7,661,627 shares of Common Stock, and 13,500 shares of Series A Convertible Preferred Stock outstanding, respectively.

Common Stock

Holders of Oak Valley Bancorp common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.  Cumulative voting generally is required for the election of directors, except that Oak Valley Bancorp in its bylaws has elected to eliminate cumulative voting for directors as permitted under Section 708 of the California Corporations Code to the extent that it is a “listed corporation” as defined under Section 301.5 of the California Corporations Code.

The common stock of Oak Valley Bancorp has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of Oak Valley Bancorp common stock are fully paid and nonassessable. In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences for securities with a priority over the common stock.

Holders of common stock are entitled to receive ratably dividends as may be legally declared by the Oak Valley Bancorp Board of Directors, subject to certain senior distribution and approval rights to which the United States Department of Treasury (UST) is entitled to as a holder of 13,500 shares of Series A Convertible Preferred stock that the UST recently purchased from the Company pursuant to the TARP Capital Purchase Program.

Item 2. Exhibits.

3.4 - Series A Certificate of Determination

3.5 - First Amended and Restated Bylaws of Oak Valley Bancorp

10.4 - Letter Agreement between the UST and Oak Valley Bancorp dated December 5, 2008

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 12, 2009

OAK VALLEY BANCORP

By:	/s/ Richard A. McCarty
Name:	Richard A. McCarty
Title:	Chief Financial Officer

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